Exhibit 99.1

PHILADELPHIA CONSOLIDATED HOLDING CORP.

FIRST QUARTER RESULTS
MARCH 31, 2005

APRIL 26, 2005 PRESS RELEASE

Bala Cynwyd, PA – Philadelphia Consolidated Holding Corp. (PHLY-NASDAQ) today reported net income for the quarter ended March 31, 2005 increased 70.1% to $45.6 million ($1.91 diluted and $2.03 basic earnings per share) vs. $26.8 million ($1.16 diluted and $1.22 basic earnings per share) for the same period in 2004. Net income for the quarter ended March 31, 2005 included $7.0 million ($0.29 diluted gain per share) of after-tax net realized investment gains vs. $1.2 million ($0.05 diluted gain per share) of after-tax net realized investment gains for the same quarter in 2004. Gross written premiums increased 12.9% to $285.1 million vs. $252.4 million in the first quarter of 2004, and the combined ratio (the sum of the ratio of net loss and loss adjustment expenses incurred to net earned premiums and the ratio of acquisition costs and other underwriting expenses to net earned premiums) for the quarter was 80.4% vs. 83.8% for the same quarter in 2004.

Financial results for the first quarter of 2005 included:

•	The following change in losses and reinsurance premium expense due to revised estimates of gross losses attributable to Hurricanes Charley, Frances, Ivan and Jeanne:

▪	A $0.5 million pre-tax ($0.4 million after-tax, or $0.02 diluted loss per share) increase in net reserves for loss and loss adjustment expenses, due to a higher loss estimate for Hurricane Charley, which, when combined with the aggregate loss estimates for Hurricanes Frances and Jeanne, resulted in catastrophe losses exceeding the coverage limit available on a loss layer of the Company’s catastrophe reinsurance program by an additional $0.5 million over the $8.3 million previously announced during the fourth quarter of 2004;

▪	$1.0 million pretax ($0.7 million after-tax, or $0.03 diluted earnings per share) reduction in reinstatement premium expense and accelerated reinsurance premium expense as a result of the revised gross hurricane loss estimates and a change in the distribution of losses by storm.

•	A $3.0 million pre-tax ($2.0 million after-tax, or $0.08 after-tax diluted loss per share) increase in gross and net reserves for loss and loss adjustment expenses, due to projected

Press Release
April 26, 2005

catastrophe losses from hailstorms which moved through the state of Florida in March. The hailstorm losses occurred in the Company’s personal lines segment.

James J. Maguire, Jr., CEO, said, “Through the first quarter, our core lines of business performed very well, as evidenced by the combined ratio of 80.4%. This underwriting result was achieved by maintaining our disciplined and proactive approach to risk selection, and writing new and renewal accounts that we believe present excellent profit opportunity for the Company. Although the market is showing some signs of becoming more competitive, we retained in excess of 90% of our renewals, achieving aggregate rate increases of approximately 2%. We continue to see good new business flow and I am optimistic about our prospects for continued, profitable growth.”

Forward-Looking Information

This release may contain forward-looking statements that are based on management’s estimates, assumptions and projections. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, results of the Company’s business, and the other matters referred to above include, but are not limited to: (i) changes in the business environment in which the Company operates, including inflation and interest rates; (ii) changes in taxes, governmental laws, and regulations; (iii) competitive product and pricing activity; (iv) difficulties of managing growth profitably; (v) claims development and the adequacy of our liability for unpaid loss and loss adjustment expenses; (vi) severity of natural disasters and other catastrophe losses; (vii) adequacy of reinsurance coverage which may be obtained by the Company; (viii) ability and willingness of our reinsurers to pay; and (ix) future terrorist attacks. The Company does not intend to publicly update any forward looking statement, except as may be required by law.

Philadelphia Insurance Companies is a specialty niche Company which markets and underwrites property and casualty insurance products through 36 proprietary underwriting offices across the U.S. of A. For more information about our Company or to review our 2004 annual report, visit our web site at www.phly.com.

PHILADELPHIA CONSOLIDATED HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)

	As of,
	March 31,
	2005	December 31,
	(Unaudited)	2004
ASSETS
INVESTMENTS:
FIXED MATURITIES AVAILABLE FOR SALE AT MARKET (AMORTIZED COST $1,492,743 AND $1,287,094)	$1,483,259	$1,299,704
EQUITY SECURITIES AT MARKET (COST $118,830 AND $110,601)	122,593	128,447

TOTAL INVESTMENTS	1,605,852	1,428,151

CASH AND CASH EQUIVALENTS	111,694	195,496
ACCRUED INVESTMENT INCOME	15,903	13,475
PREMIUMS RECEIVABLE	212,897	229,502
PREPAID REINSURANCE PREMIUMS AND REINSURANCE RECEIVABLES	321,090	429,850
DEFERRED INCOME TAXES	29,738	14,396
DEFERRED ACQUISITION COSTS	99,650	91,647
PROPERTY AND EQUIPMENT, NET	22,151	21,281
GOODWILL	25,724	25,724
OTHER ASSETS	26,242	36,134

TOTAL ASSETS	$2,470,941	$2,485,656

LIABILITIES AND SHAREHOLDERS’ EQUITY
POLICY LIABILITIES AND ACCRUALS:
UNPAID LOSS AND LOSS ADJUSTMENT EXPENSES	$1,011,993	$996,667
UNEARNED PREMIUMS	528,942	531,849

TOTAL POLICY LIABILITIES AND ACCRUALS	1,540,935	1,528,516
FUNDS HELD PAYABLE TO REINSURER	49,294	131,119
LOANS PAYABLE	—	33,406
PREMIUMS PAYABLE	59,556	48,111
OTHER LIABILITIES	124,948	100,347

TOTAL LIABILITIES	1,774,733	1,841,499

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
PREFERRED STOCK, $.01 PAR VALUE, 10,000,000 SHARES AUTHORIZED, NONE ISSUED AND OUTSTANDING
COMMON STOCK, NO PAR VALUE, 100,000,000 SHARES AUTHORIZED, 22,921,887 AND 22,273,917 SHARES ISSUED AND OUTSTANDING	326,996	292,856
NOTES RECEIVABLE FROM SHAREHOLDERS	(9,610)	(5,465)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	(3,719)	19,796
RETAINED EARNINGS	382,541	336,970

TOTAL SHAREHOLDERS’ EQUITY	696,208	644,157

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,470,941	$2,485,656

PHILADELPHIA CONSOLIDATED HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(Unaudited)

	For the Three Months
	Ended March 31,
	2005	2004
REVENUE:
NET EARNED PREMIUMS	$236,755	$171,422
NET INVESTMENT INCOME	13,491	9,973
NET REALIZED INVESTMENT GAIN	10,798	1,778
OTHER INCOME	480	1,382

TOTAL REVENUE	261,524	184,555

LOSSES AND EXPENSES:
LOSS AND LOSS ADJUSTMENT EXPENSES	154,464	130,686
NET REINSURANCE RECOVERIES	(27,993)	(34,443)

NET LOSS AND LOSS ADJUSTMENT EXPENSES	126,471	96,243
ACQUISITION COSTS AND OTHER UNDERWRITING EXPENSES	63,948	47,354
OTHER OPERATING EXPENSES	3,939	1,769

TOTAL LOSSES AND EXPENSES	194,358	145,366

INCOME BEFORE INCOME TAXES	67,166	39,189

INCOME TAX EXPENSE (BENEFIT):
CURRENT	24,275	10,950
DEFERRED	(2,680)	1,478

TOTAL INCOME TAX EXPENSE	21,595	12,428

NET INCOME	$45,571	$26,761

PER AVERAGE SHARE DATA:
BASIC EARNINGS PER SHARE	$2.03	$1.22

DILUTED EARNINGS PER SHARE	$1.91	$1.16

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING	22,424,409	22,018,270
WEIGHTED-AVERAGE SHARE EQUIVALENTS OUTSTANDING	1,436,673	1,082,611

WEIGHTED-AVERAGE SHARES AND SHARE EQUIVALENTS OUTSTANDING	23,861,082	23,100,881